Exhibit 99.2

[NATCO Logo] PRESS RELEASE

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Group Inc. to Acquire Measurement Company, Linco-Electromatic, Inc.

Houston, Texas, USA (January 7, 2008) NATCO Group Inc. (NYSE: NTG) announced today that its subsidiary had entered into a definitive agreement to acquire Linco-Electromatic, Inc., which designs, manufactures, distributes and services an extensive line of equipment used to measure oil and natural gas in custody transfer, for approximately $23 million in cash consideration, subject to certain adjustments.

Chairman and Chief Executive Officer of NATCO, John U. Clarke, said, "The acquisition of Linco provides NATCO with an opportunity to add several new product lines and services for our customers to further leverage our North American branch network and our automation and controls business. We also will gain access to new markets historically served by Linco. We are delighted that Linco's management team will be joining NATCO and look forward to adding over 100 skilled field, fabrication and marketing employees."

Bob Petty, President of Linco, said, "We are pleased to be joining NATCO. The complementary nature of our combined product and services offerings is significant. NATCO will facilitate our further expansion both in North America and globally."

Clarke added, "Linco offers a wide variety of metering hardware, electrical instrumentation, measurement services and integrated measurement systems equipped with processes for data transmission and volumetric reconciliation. Their contract field services provides opportunity to expand NATCO's field services just downstream of the wellhead. They also provide us with an entry into other market segments including transportation, refining, processing, storage and distribution. The acquisition is expected to close during the first quarter of 2008 and is expected to be accretive to NATCO's 2008 earnings."

Founded in 1967 and headquartered in Midland, Texas, Linco distributes products from over forty manufactures, including a master distribution agreement with the industry's leading meter company. The company's product offerings consist of both Linco-manufactured and third-party-manufactured equipment such as: complex skid-mounted systems which integrate various measurement devices; individual components such as meters, regulators, pressure vessels and temperature indicators; and refurbished measurement equipment. The company also provides maintenance, repair, testing and meter proving and calibration services.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.